Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-149445) of MAKO Surgical Corp. of our report dated March 10, 2009, with respect to the financial statements of MAKO Surgical Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
March 10, 2009